UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 11, 2012

Navigant Consulting, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-12173	36-4094854
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 South Wacker Drive, Suite 3550 Chicago, Illinois		60606
(Address of Principal Executive Offices)		(Zip Code)

(312) 573-5600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2012, Navigant Consulting, Inc. (the “Company”) and William M. Goodyear agreed to the following amendments to his amended and restated employment agreement, as amended by a first amendment (“employment agreement”), and the restricted stock unit (“RSU”) awards previously approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”) on February 22, 2012, the terms of which are outlined in a letter agreement dated February 22, 2012 and effective as of March 1, 2012 between the Company and Mr. Goodyear (the “letter agreement”):

1.	Limited the circumstances under which Mr. Goodyear would be entitled to receive cash severance benefits, such that he would be entitled to cash severance benefits under the employment agreement only in the event of termination by the Company without “cause” prior to the end of his employment term;

2.	Eliminated the guarantee of the RSU award scheduled to be granted to Mr. Goodyear on May 1, 2013; and

3.	Modified the vesting terms of the RSU award scheduled to be granted to Mr. Goodyear on June 1, 2012 to include performance-based vesting conditions linked to the Company’s relative total shareholder return and adjusted EBITDA (as defined below) performance.

Further details of each of the amendments are set forth below.

Second Amendment to Employment Agreement with William M. Goodyear

On May 11, 2012, the Company and William M. Goodyear agreed to enter into a second amendment to his employment agreement with the Company in order to further limit the circumstances under which Mr. Goodyear will be entitled to cash severance benefits in the event of a termination of his employment with the Company. The employment agreement sets forth the terms and conditions of Mr. Goodyear’s full-time employment as the Company’s Executive Chairman. The term of the employment agreement began on March 1, 2012 and will end on April 30, 2014, unless terminated earlier pursuant to the terms of the employment agreement.

Prior to this second amendment, the employment agreement provided that Mr. Goodyear would be entitled to receive cash severance benefits in an amount equal to two times the sum of his base salary that was in effect immediately prior to March 1, 2012 and the average of his 2009, 2010 and 2011 annual bonuses upon termination of his employment except in cases where either (i) the Company terminates Mr. Goodyear for “cause” (as defined in the employment agreement) or (ii) Mr. Goodyear resigns prior to the end of the employment term. After giving effect to the second amendment, Mr. Goodyear will be entitled to receive the foregoing cash severance benefits under the employment agreement only if the Company terminates Mr. Goodyear without “cause” prior to the end of the employment term.

Modifications to Restricted Stock Units Awarded to Mr. Goodyear

As previously reported, in connection with Mr. Goodyear’s continued service as Executive Chairman, the Compensation Committee of the Company’s Board of Directors (the “Committee”) approved two RSU grants to be made to Mr. Goodyear, the first on June 1, 2012 and the second on May 1, 2013, subject in each case to Mr. Goodyear’s continued employment through the respective grant date and further subject to the approval of the Company’s 2012 Long-Term Incentive Plan (the “2012 LTIP”) by the Company’s shareholders. On February 22, 2012, the Company entered into the letter agreement, providing that each RSU grant would have an approximate grant date fair value equal to $1 million and setting forth certain other terms and conditions of the grants, including the vesting provisions of each RSU award. Under the letter agreement, the RSUs to be granted to Mr. Goodyear on June 1, 2012 were to vest on a monthly basis, pro rata, on the last day of each month beginning June 2012 and ending April 2013, and the RSUs to be granted on May 1, 2013 were to vest on a monthly basis, pro rata, on the last day of each month beginning May 2013 and ending April 2014.

In determining the size of the RSU grants, the Committee considered the size of long-term incentive awards granted to Executive Chairmen at companies within the Company’s peer group, as well as benchmark data from a broader market group compiled by the Committee’s independent compensation consultant (in light of the fact that only two of the Company’s peer group companies have Executive Chairmen). The size of Mr. Goodyear’s RSU grants was below the median of long-term incentive awards granted to Executive Chairmen both at the peer group companies and at companies in the broader market group. In determining the vesting schedule for the RSUs awarded to Mr. Goodyear, the Committee considered the two-year fixed term of Mr. Goodyear’s employment agreement as well as the Company’s holding period requirements (which require that at least half of the net shares received on the vesting of an equity incentive award be held for at least one year from the vesting date). In light of these two facts, the Committee determined that a one-year vesting schedule was warranted to allow Mr. Goodyear’s equity awards to vest during his employment term. The Committee believes that this vesting schedule appropriately aligns Mr. Goodyear’s interests with those of the Company’s shareholders.

Elimination of Guarantee of May 2013 RSU Grant

On May 11, 2012, the Company and Mr. Goodyear agreed to amend the letter agreement to eliminate the guarantee that an RSU award will be granted to Mr. Goodyear on May 1, 2013 (including any cash payable to Mr. Goodyear in lieu of such grant if the Company’s shareholders do not approve the 2012 LTIP or a similar plan prior to May 1, 2013).

Addition of Performance-Based Vesting Conditions to June 2012 RSU Grant

Also on May 11, 2012, the Company and Mr. Goodyear agreed to amend the letter agreement (and related RSU award agreement referenced in the letter agreement) to include performance-based vesting conditions for the RSU award to be granted to Mr. Goodyear on June 1, 2012 to align the award more closely to the 2012 equity awards granted to the Company’s other named executive officers. As modified, the RSU award will vest on May 31, 2013 if and only to the extent that specified quantitative performance goals are met during the one-year period beginning January 1, 2012 and ending December 31, 2012 (the “performance period”).

Fifty percent of the RSU award will vest if and only to the extent that the Company’s total shareholder return, relative to the Commercial and Professional Services Global Industry Classification Standard (“GICS”) industry group, meets or exceeds specified targets during the performance period, with the vesting percentages determined as follows (using straight-line interpolation between performance levels):

Company Percentile Rank v. GICS Industry Group	Tranche 1 Vesting Percentage
Below the 25th percentile	0%
25th percentile	25%
50th percentile and above	100%

Fifty percent of the RSU award will vest if and only to the extent that specified performance levels with respect to the Company’s adjusted EBITDA (or earnings before interest, taxes, depreciation and amortization, as adjusted to exclude the impact of severance expense and other specified unusual or non-recurring charges) are met or exceeded during the performance period, with the vesting percentages determined as follows (using straight-line interpolation between performance levels):

Adjusted EBITDA	Tranche 2 Vesting Percentage
Less than $92 million	0%
$92 million	25%
$110 million	100%

The threshold and target adjusted EBITDA performance goals were based on the Company’s 2012 financial and operating plan established at the beginning of the year. If the threshold level of performance for a performance measure is not met, none of the RSUs corresponding to that performance measure will vest. The vesting percentage of the RSUs will range from 0% to a maximum of 100% depending on the level of actual performance achieved during the performance period.

All other terms and conditions set forth in the letter agreement (and the related RSU award agreement) with respect to the June 1, 2012 RSU award will remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIGANT CONSULTING, INC.

Date: May 11, 2012	By:	/s/ Monica M. Weed
		Name:	Monica M. Weed
		Title:	Vice President and General Counsel